Exhibit 10.1

11975 El Camino Real, #101

San Diego, CA 92130

858-792-6300

February 1, 2017

Brian G. Drazba

18 Nutcracker Lane

Aliso Viejo, CA 92658

949-510-3993

bgdrazba@gmail.com

Dear Brian,

On behalf of MEI Pharma, Inc. (“MEI”), I am pleased to extend to you a full-time position as Chief Financial Officer reporting to Daniel P. Gold, President and Chief Executive Officer of MEI. Your employment will start April 3, 2017, or such other date as mutually agreed between the parties (such actual date of employment commencement, your “Start Date”). This offer letter (“Letter Agreement”) sets forth the terms and conditions of your employment.

Your total compensation package is as follows:

1.	Base Salary. Your compensation category is “exempt” and you will be paid a base salary at the rate of $29,166.67 per month ($350,000 annual base salary) effective on your Start Date, payable in accordance with MEI’s regular payroll practices (currently, the 15th and the last day of the month).

2.	Benefits. As of the first of the month following your Start Date (May 1, 2017), you will be eligible to participate in MEI’s current employee benefit plans and programs in accordance with the terms and conditions of the applicable plans and programs, which currently include: HSA account, group health insurance, group life, AD&D, EAP, group vision insurance and 401(k) savings. Nothing in this Letter Agreement shall preclude MEI or any of its affiliates from terminating or amending any employee benefit plan or program from time to time after your Start Date.

3.	Paid Time Off. You will be eligible for personal time off (PTO) in accordance with MEI policies, currently 20 days per year, which is accrued per pay period (and prorated for partial years) with an additional day added for each year of employment, up until 25 days of PTO are accrued per year. You will be eligible for paid time off for holidays in accordance with MEI policies, currently 11 days for 2017.

4.	Annual Bonus. You will be eligible to participate in MEI’s discretionary annual bonus plan starting with the 2018 performance period (fiscal year 7/1/2017 through 6/30/2018), which is currently targeted at 40% of base salary for employees at your level. Any discretionary annual bonus will be paid in accordance with the terms of MEI’s bonus plan.

5.	Initial Stock Option Grant. In addition to the compensation and benefits described above, you will receive an initial stock option grant (“Initial Option”) to purchase 150,000 shares of MEI common stock under the MEI Pharma, Inc. Amended and Restated 2008 Stock Omnibus Equity Compensation Plan (“MEI Plan”). The option price of the Initial Option will be the closing price of MEI’s stock on your Start Date. The Initial Option will vest and become exercisable, as follows: 1/4th of the shares subject to the Initial Option will vest and become exercisable on the first anniversary of your Start Date and the balance of the Initial Option will vest and become exercisable in 36 substantially equal monthly installments over the following three years. Provided you remain continuously employed from your Start Date through the date of a Change in Control (as defined in the MEI Plan), any unvested portion of the option will vest and become exercisable immediately prior to the date of the Change in Control. The Initial Option otherwise will be subject to the generally applicable terms of the MEI Plan and the stock option grant agreement pursuant to which the Initial Option is granted.

There are certain employment termination provisions that will apply to you as follows:

●	Voluntary Termination, Death or Disability. You may terminate your employment voluntarily at any time and for any reason by providing the President and Chief Executive Officer of MEI with two months’ advance written notice (or such shorter period of notice as MEI may accept). Upon your voluntary termination of employment (other than for Good Reason as described below), you are eligible to receive only such amounts that you have earned but that have not yet been paid to you and any benefits accrued and due under any applicable benefit plans and programs of MEI. Upon such voluntary termination of employment (other than for Good Reason), you will not be eligible for any severance pay or other benefits from MEI, except as otherwise provided in this paragraph. Similarly, if you die or your employment is terminated by the Company because of your disability, you will not be entitled to any severance pay or other benefits from MEI and you (or your executor, legal representative, administrator or designated beneficiary, as applicable) will be eligible to receive only those amounts earned but not yet paid and any benefits accrued and due under any applicable benefit plans and programs of MEI as of the date of such termination of employment.

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Termination for Cause.  MEI may terminate your employment for Cause (as defined below). If MEI terminates your employment for Cause, MEI shall not be required to provide you with advance notice. Upon termination for Cause, you are eligible to receive only such amounts that you have earned but that have not yet been paid to you and any benefits accrued and due under any applicable benefit plans and programs of MEL Upon such termination of employment by MEI for Cause, you will not be eligible for any severance pay or other benefits from MEI, except as otherwise provided in this paragraph.

●	Termination by MEI Other than for Cause. MEI may terminate your employment other than for Cause. Upon your termination of employment other than for Cause, you are eligible to receive only such amounts that you have earned but that have not yet been paid to you and any benefits accrued and due under any applicable benefit plans and programs of MEI. In addition, MEI will make a payment to you in lieu of notice in an amount equal to twelve months of your annual base salary (in effect at the time of termination) and accelerate the vesting and exercisability of your outstanding options to purchase MEI common stock so that such options will become vested and exercisable as of the date of your termination of employment for the same number of shares subject to the options as if you had continued to be employed by MEI for an additional twelve months following the date of your termination of employment. Such payment and additional option vesting shall be conditional upon your execution and non-revocation of a customary release of claims in favor of MEI and its affiliates in a form prescribed by MEI (“Release”). This payment in lieu of notice shall be paid to you in a single lump sum cash payment as soon as administratively practicable after the maximum review and revocation period for the Release as may be required under applicable law (but not later than 60 days after your termination of employment), or such earlier date as determined in MEI’s sole discretion; provided, that if you fail to execute the release within the maximum review period following your termination date or you revoke it, you will not be entitled to any payment or additional option vesting. Except for providing you with this payment in lieu of notice and additional option vesting, you are not eligible for any severance pay or other benefits from MEI.

●	Your Termination for Good Reason. You may terminate your employment for Good Reason (as defined below) by providing written notice to the President and Chief Executive Officer of MEI within 60 days after the occurrence of the event constituting Good Reason. The written notice shall contain a detailed description of the event giving rise to your termination for Good Reason. Following the receipt of your notice, MEI shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in your notice of termination. If MEI does not correct the act or failure to act, you must terminate your employment for Good Reason within 30 days after the end of the MEI cure period, in order for the termination to be considered a Good Reason termination. Upon your termination of employment for Good Reason during this 30-day period, you are eligible to receive only such amounts that you have earned but that have not yet been paid to you and any benefits accrued and due under any applicable benefit plans and programs of MEL In addition, upon such termination of employment for Good Reason, you will receive the same payment in lieu of notice and additional option vesting as provided in the event of a termination by MEI without Cause as described above, provided that the payment and option vesting shall be subject to your execution and non-revocation of a Release, also as described above. Except for providing you with this payment in lieu of notice and additional option vesting, you are not eligible for any severance pay or other benefits from MEI, except as otherwise provided in this paragraph.

●	Resignation of Positions. Effective as of the date of any termination of your employment, you will resign all MEI-related positions, including as an officer and director of MEI and its parents, subsidiaries and affiliates.

●	Definitions. For purposes of the termination provisions in this Letter Agreement, the following terms shall have the following meanings:

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The term “Cause” means a finding by MEI that you have (i) committed a felony or a crime involving moral turpitude, (ii) committed an act of gross negligence or fraud, (iii) failed, refused or neglected to substantially perform your duties or to implement the directives of MEI that continued for 30 days after you had been provided adequate and specific written notice thereof, or (iv) willfully engaged in conduct that is materially injurious to MEI, monetarily or otherwise.

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The term “Good Reason” shall mean the occurrence of one or more of the following without your consent: (i) a material diminution by MEI of your authority, duties or responsibilities, (ii) a material diminution in your base salary, (iii) material relocation of your principal place of business to a new principal place of business, which for this purpose means a relocation of greater than 50 miles from MEI’s current office, or (iv) any action or inaction that constitutes a material breach by MEI of this Agreement.

The following provisions apply to this Letter Agreement:

●	Confidentiality, Non-Solicitation and Invention Assignment Agreement. In connection with your commencement of employment, you agree that you have signed MEI’s standard Confidentiality, Non-Solicitation and Invention Assignment Agreement.

●	Company Policies. This Letter Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board of Directors of MEI from time to time with respect to officers of MEI.

●	Optional: Dispute Resolution. To benefit mutually from the time and cost savings of arbitration over the delay and expense of the use of the federal and state court systems, all disputes involving this Letter Agreement, including claims of violations of federal or state discrimination statutes or public policy, shall be resolved pursuant to binding arbitration in California. In the event of a dispute, a written request for arbitration shall be submitted to the San Francisco, California office of the American Arbitration Association under its Resolution of Employment Dispute Rules. The award of the arbitrators shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof. This procedure shall be the exclusive means of settling any disputes that may arise under this Letter Agreement. All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys’ fees and witness expenses, shall be shared equally by you and MEI. Each party shall bear its own witness expenses and attorneys’ fees.

●	Employment Eligibility. This offer of employment is contingent on your background checks (criminal, credit and education) being without adverse disclosures and your representation that there is no agreement or arrangement with a third party or other set of circumstances preventing you from working with MEI. On your Start Date, you will need to provide MEI with documentation that proves your eligibility to work in the United States in accordance with the Immigration Reform and Control Act of 1986. As an employee of MEI, you will be required to comply with all MEI policies and procedures; in particular, you will be required to familiarize yourself with and comply with MEI’s policies including but not limited to prohibiting unlawful harassment and discrimination, confidentiality, assignment of invention rights and the policy concerning drugs and alcohol. In addition, you represent and warrant to MEI that your acceptance of employment and the performance of your duties for MEI will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which you are or were a party or of which you are aware and that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Letter Agreement.

●	At-Will Employment. Your employment with MEI will not be for any specific term and will always be “at-will,” which means that either you or MEI have the right to terminate this employment agreement at any time, for any reason, with or without cause or notice. Any contrary representation or agreements that may have been made to you are superseded by this offer. By signing below and accepting this offer, you will acknowledge and agree that the length of employment, promotions, positive employment reviews, pay increases, bonuses, increases in job duties or responsibilities and other changes during employment will not change the at-will term of your employment with MEI and will not create any implied contract requiring cause for termination of employment.

●	Section 409A and other Applicable Law. This Letter Agreement is intended to comply with all of the requirements of applicable law. In particular, this offer is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 (“409A”), or an exemption thereto, and payments may only be made to you upon an event and in a manner permitted by 409A, to the extent applicable. Separation pay provided under this Letter Agreement is intended to be exempt from 409A under the “short-term deferral” exception to the maximum permissible extent. However, if you are considered a “specified employee”, to the extent necessary to comply with 409A, any payments due to you shall be delayed for a period of six months after your separation from service. Any payment due to you shall be treated as a separate payment for purposes of 409A. In no event may you, directly or indirectly, designate the calendar year of a payment. If the period for executing the Release spans two calendar years and the amounts payable to you are subject to 409A, in all cases, payment of any amounts to you following the execution of the Release shall be made in the second calendar year. All reimbursements and in-kind benefits provided to you shall be made or provided in accordance with the requirements of 409A.

●	Taxes and Withholding. MEI may withhold from any compensation or payments due under this Letter Agreement all federal, state and local taxes that MEI is required to withhold pursuant to any law or governmental rule or regulation. You will be responsible for all federal, state and local taxes due with respect to any compensation or payment received under this Letter Agreement.

●	Governing Law and General Provisions. The terms of this Letter Agreement, and any action arising hereunder, shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California; provided, that the grant of the Initial Option shall be governed by the laws of the State of Delaware, as set forth in the MEI Plan. This Letter Agreement may not be released, changed or modified in any manner, except by an instrument in writing signed by you and MEI. The failure of either party to enforce any of the provisions of this Letter Agreement shall in no way be construed to be a waiver of any such provision. No waiver of any breach of this Letter Agreement shall be held to be a waiver of any other or subsequent breach. If any portion or application of this Letter Agreement should for any reason be declared invalid, illegal or unenforceable, in whole or in part, by a court of competent jurisdiction, such invalid, illegal or unenforceable provision or application or part thereof shall be severable from this Letter Agreement and shall not in any way affect the validity or enforceability of any of the remaining provisions or applications.

In your new position, I am confident you will provide the support that MEI needs to help us build a great company. We are genuinely excited about the opportunity to have you join us and we look forward to your positive reply.

Sincerely,

Daniel P. Gold, Ph.D.
President & CEO
MEI Pharma, Inc.
If you wish to accept this offer, please sign and date below and return this Letter Agreement to us. Also, please keep a copy of this letter for your records.

Offer accepted:	Date:	2/5/2017

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